EXHIBITS 10.1


                                    Contracts


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                         EMPLOYMENT AND OPTION AGREEMENT

This Employment and Option Agreement is made and entered into to be effective as of the date upon which services were first rendered in accordance herewith and is by and between Mark S. Pierce ("Employee") and Famous Sam's Group, Inc. ("Client"). Employee is willing and able to provide various valuable services for and on behalf of Client in connection with the business of Client. Client desires to retain Employee as an executive officer on behalf of Client and Employee desires to be retained in that capacity upon the terms and conditions hereinafter set forth. In consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Employee agree as follows:

1. Services. Client hereby retains Employee as a director and an executive officer and Employee hereby accepts and agrees to such retention. Employee shall render to Client services of such nature as are necessary to provide for the strategic direction and day to day management of the Company. It is not intended that the performance of the services described herein shall be accomplished exclusively by Employee; therefor, Employee may engage persons as subcontractors to assist in the discharge of the responsibilities hereunder; however, any such further employment shall be at the cost and expense of Employee.

2. Time, Place and Manner of Performance. Employee shall render his services at reasonable and convenient times and places. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by Employee to any specific service, shall be determined in the sole discretion of Employee.

3. Term of Agreement. This agreement shall begin when Employee first began rendering services for Client, and shall terminate when the services have been fully rendered hereunder or when a change in control of Client shall have occurred.

4. Compensation. Upon termination of this agreement, Client shall pay Employee a fee in the amount of $10,000 per month. At the option of Employee, Employee may elect to take all or any portion of this amount in shares of the free trading common stock of Client registered under a Form S-8 filed in accordance with the terms and conditions set forth under the Securities Act of 1933, as amended. The parties have agreed that the fair market value of this stock, after considering the financial condition of Client, as well as the lack of a trading market for the stock, is $.03125 per share.
This option is not transferrable by Employee.

5. Expenses. Client shall reimburse Employee on demand for all expenses and other disbursements, including, but not limited to, travel, entertainment, mailing, printing and postage, incurred by Employee, or any of his subcontractors, on behalf of Client in connection with the performance of the consulting services pursuant to this agreement. Expenses and disbursements in excess of $100 shall have Client's prior approval. These expenses shall be paid in cash, or, at the option of Employee, in shares of Client's common stock registered under Form S-8. If this non-transferrable option is exercised, said shares shall be issued at the fair market value therefor, which Client and Employee agree will be the closing inside bid price therefor on the date of payment.

6. Work Product. It is agreed that, prior to public distribution, all information and materials produced for Client shall be property of Employee, free and clear of all claims thereto by Client, and Client shall retain no claim of authorship therein.

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7. Disclosure of Information. Employee recognizes and acknowledges that Employee has and will have access to certain confidential information of Client and its affiliates that are valuable, special and unique assets and property of Client and such affiliates. Employee will not, during or after the term of this agreement, disclose, without the prior written consent or authorization of Client, any such information to any person, except to authorized representatives of Employee or its affiliates for purposes of the services to be rendered under this agreement, for any reason or purpose whatsoever. In this regard, Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order,
provision  of  statute,   rule,   regulation   or  procedure   under  which  the
confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

8. Conflict of Interest. Employee shall be free to perform services for other persons during the term of this agreement. Employee will notify Client of the performance of consulting services for any other person which would conflict with the obligations of this agreement. Upon receiving such notice, Client may terminate this agreement or consent to Employee's outside consulting services. Failure to terminate this agreement shall constitute Client's ongoing consent to Employee's outside consulting activities.

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9. Miscellaneous  Provisions.  (a) Notices. Any notices required or permitted to be given under this agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party. (b) Waiver of Breach. Any waiver by a party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party. (c) Assignment. This agreement and the rights and obligations of the parties hereunder are not assignable by either party. (d) Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this agreement, the laws of the State of Nevada shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. (e) Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. (f) Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties. (g) Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have entered into this agreement effective as of the day and year first above written.

EMPLOYEE:                                 CLIENT: FAMOUS SAM'S GROUP, INC.


/s/ Mark S. Pierce                                /s/ Mark S. Pierce
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Mark S. Pierce                                        Mark S. Pierce, President


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